Exhibit 99.1

NEWS RELEASE

AFC ENTERPRISES CHANGES CORPORATE NAME TO

POPEYES LOUISIANA KITCHEN, INC.

New Ticker Symbol Will be “PLKI”

(ATLANTA) - AFC Enterprises, Inc. (AFCE) announced today that it has changed its corporate name to Popeyes Louisiana Kitchen, Inc. and its NASDAQ ticker symbol will change to “PLKI” effective at the start of trading on January 21, 2014.

“The Popeyes® Louisiana Kitchen name has been used in our restaurants since 2008. This name is among the most visible expressions of our Louisiana heritage and differentiates Popeyes in the marketplace,” said Cheryl Bachelder, Chief Executive Officer. “With this name change, we continue to leverage our brand identity and the strategy that has driven our industry-leading results.”

As of January 21, 2014, all stock trading, filings and market related information will be reported under the new name Popeyes Louisiana Kitchen, Inc. and the ticker symbol “PLKI.”

Corporate Profile

Popeyes Louisiana Kitchen, Inc. (PLKI) is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of December 29, 2013, Popeyes had 2,225 operating restaurants in the United States, 3 territories, and 28 foreign countries. PLKI’s primary objective is to deliver sales and profits by offering excellent investment opportunities, franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com/investors.

PLKI Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@popeyes.com

OR

Media inquiries:

Jennifer Webb, Senior Vice President, Operations, Coltrin & Associates, Inc.

(212) 221-1616 ext. 111 or jennifer_webb@coltrin.com